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ADFORCE-TM- SERVICE AGREEMENT                               24/7 Media Agreement
--------------------------------------------------------------------------------

This Service Agreement ("Agreement") is entered into as of January 1, 1999 (the "Effective Date") between 24/7 Media, Inc., a Delaware corporation with its principal executive offices at 1250 Broadway, New York, New York 10001-3701 ("24/7 Media"), and Imgis, Inc., d/b/a "AdForce," a California corporation with offices at 10590 North Tantau Avenue, Cupertino, CA 95014 ("AdForce").

1. ADFORCE SERVICE DEFINITION. The AdForce service is an Internet advertising administration system that will allow 24/7 Media to manage advertising across its network of multiple Web sites. As part of the AdForce service, AdForce will provide 24/7 Media the AdForce client application ("Client"), through which 24/7 Media will be able to (a) generate ad tags, (b) schedule advertising to run in the online environments in which 24/7 Media places those ad tags, and (c) generate reports on such advertising. In addition, AdForce will maintain an AdForce server complex from which AdForce will electronically deliver advertising scheduled by 24/7 Media to the online environments containing the ad tags placed by 24/7 Media. The delivery of "Impressions," defined as the transmission of advertisements by AdForce to an AdForce ad tag, will be verified by monthly third-party audits of the AdForce service, conducted by the Audit Bureau of Verification Services, Inc. or other third party chosen by AdForce.

2. ADFORCE SERVICE. (a) GENERALLY. The AdForce service includes the targeting features and reports listed in Exhibit A. AdForce will use best efforts to accommodate 24/7 Media's custom report requests; any custom reports agreed to by both parties will be developed by AdForce at the rate set forth on Exhibit A. Features added to the AdForce service in the future (e.g. demographic targeting, behavior tracking) may be included without charge in the AdForce service, or in AdForce's sole discretion, be subject to additional fees. The AdForce services include the functionality described in Section 1 and Exhibit A, plus telephone client services support from the hours of 6 a.m. to 6 p.m., Pacific Standard Time, Monday-Friday, excluding major holidays. AdForce will also maintain 24 x 7 technical service support via phone, cell phone or pager. Pricing for the AdForce service is detailed in Exhibit A. AdForce will exercise all commercially reasonable efforts at all times to correct errors in the Client and in software used to operate the AdForce server complex.

               (b) CERTAIN TECHNICAL AND INTEGRATION SUPPORT. (i) AdForce shall participate when reasonably requested, in technical meetings with 24/7 Media staff, and shall furnish 24/7 Media within ninety (90) days from the Effective Date a production monitoring page and access to AdForce's customer issues tracking system (excluding in either case metrics or issues unique to non-24/7 Media customers or campaigns). (ii) AdForce will use commercially reasonable efforts to design and implement, at 24/7 Media's request and at 24/7 Media's expense on a time and materials basis, an interface to access 24/7 Media's Profilz database to enable 24/7 Media, on an exclusive basis, to deliver targeted advertising to its customers. Promptly following execution of this Agreement, and at 24/7 Media's request, AdForce and 24/7 Media personnel will develop a plan and budget for such development, and determine any incremental pricing to be charged by AdForce for ad management and delivery on such new service. AdForce shall not, however, be precluded in any way from developing its own targeting advertising products or from cooperating with third parties on other advertising services or products, whether targeted or otherwise.
     (iii) AdForce is presently delivering advertisements on behalf of 24/7 Media using a combination of 24/7 Media ad tags and AdForce ad tags. AdForce agrees to cooperate with 24/7 Media in good faith to convert any existing AdForce ad tags to 24/7 Media ad tags, and that 24/7 Media may use the AdForce system to generate 24/7 Media ad tags for all future 24/7 Media campaigns.

               (c) CAPACITY. Provided 24/7 Media provides AdForce the impression forecasts referenced in Section 3 below, and that 24/7 Media meets its guarantee (or compensates AdForce for impression deliveries short of the guarantee) provided in Section 3 below, AdForce covenants and warrants it will have the capacity to serve properly on behalf of 24/7 Media the impression volumes requested by 24/7 Media in its impression forecasts.

3. 24/7 MEDIA OBLIGATIONS. 24/7 Media agrees to implement 24/7 Media ad tags using the process described in the AdForce User Guide and Help documentation. Should the average file size of 24/7 Media's advertisements exceed [*] kilobytes, as reasonably determined by AdForce on a monthly basis, 24/7 Media agrees to pay the incremental fee listed in Exhibit A to compensate for AdForce's higher bandwidth costs. 24/7 Media agrees to provide AdForce quarterly volume forecasts (with expected monthly volumes) of Impressions to be delivered using the AdForce service; these forecasts will be provided no later than thirty (30) days prior to the beginning of each calendar quarter. Finally, 24/7 Media agrees that during the Term (as defined in Exhibit A below) hereof, 24/7 Media will manage and deliver through the AdForce service not less than [*] percent ([*]%) of the impressions anticipated in its quarterly forecasts; if, for any reason other than AdForce's default, 24/7 Media fails to deliver this guaranteed amount, 24/7 Media will pay to AdForce the difference between [*] of the guaranteed amount and the amount actually served, multiplied by the applicable CPM rate set forth on Exhibit A.


                                     Page 1 of 6


     [*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

4. OWNERSHIP/LIMITATIONS ON USE. Subject to the terms and conditions of this Agreement, 24/7 Media will have the right to use the Client in its offices solely for purposes of using the AdForce service. AdForce shall at all times have sole and exclusive ownership of all right, title and interest in and to such Client and the AdForce service as a whole, any enhancements thereto and in any materials and data AdForce provides to 24/7 Media. Notwithstanding anything contained elsewhere in this Agreement, the parties acknowledge that 24/7 Media owns the domain name www.247media.com and that this ownership shall survive the termination of this Agreement. 24/7 Media may not copy, modify, alter, sell, distribute or sublicense the Client or reverse assemble, reverse compile or otherwise attempt by any other method to create or derive the source programs of the AdForce service or the Client, nor authorize or contract with third parties to do the same.

5. DATA RIGHTS. All data AdForce collects or stores in managing and delivering ads for 24/7 Media which specifically pertain to 24/7 Media or its customers and is used for designing, scheduling or administering campaigns, generating reports and generating future media plans, including information about sites in the media plan, impression limits, ad costs, creatives, campaign results, click-through rates or transaction rates (collectively "Campaign Data"), shall be owned by and is proprietary and confidential to 24/7 Media. Accordingly, AdForce may not use such Campaign Data for any purpose where such data can be specifically associated with the identity of 24/7 Media or its clients; provided, however, that AdForce may use such Campaign Data for reporting where such information is aggregated with information from other AdForce customers and/or not specifically identifiable as 24/7 Media information. Further, 24/7 Media shall own all data collected or stored as a side effect of serving or tracking ads that is not Campaign Data ("Clickstream Data"). However, AdForce can use Clickstream Data for any purposes that do not expose Campaign Data to any third party, and will not be required to store such information for more than twelve (12) months. 24/7 Media may request at any time during the term of the Term Sheet, or any renewal term, to receive copies of Clickstream Data from AdForce. AdForce will supply such data at the following rates: $[*] per month for files delivered daily, $[*] per month for files delivered monthly for the preceding month, and $[*] for files generated in the preceding 12 months (provided 24/7 Media makes the request within thirty (30) days of the end of such year).

6. CONFIDENTIALITY. Any 24/7 Media passwords to AdForce, AdForce user guides, the AdForce Client, and the AdForce "help" documentation, whether on-line or in printed form, are confidential and proprietary to AdForce. As indicated above, all Campaign Data is proprietary and confidential to 24/7 Media. Such information shall not be used, disclosed or reproduced by the other party without the consent of the party providing said information, except for any information, data or material which: (a) at the time of disclosure to the receiving party was known or in the possession of the receiving party; (b) is independently developed by the receiving party; (c) is generally available to the public without any breach of this Agreement.

7. INDEMNIFICATION. (a) 24/7 MEDIA. Subject to subsection (b), 24/7 Media shall indemnify and hold harmless AdForce from any liability and damages and costs (including reasonable costs and attorneys' fees) arising out of or relating to advertising placed by 24/7 Media using the AdForce service, including, without limitation, failure of the AdForce service or the Client, content, libel, invasion of privacy, and rights of publicity; provided: (i) AdForce promptly notifies 24/7 Media of such claims; (ii) 24/7 Media has sole control of the defense and settlement of such claims and is not responsible for any settlement that it does not approve in writing; and (iii) AdForce renders all assistance required.

               (b) ADFORCE. AdForce shall indemnify and hold harmless 24/7 Media from any third party claims and liabilities for infringement arising out of or relating to 24/7 Media's use of the Client pursuant to this Agreement, provided that: (i) 24/7 Media promptly notifies AdForce of such claims; (ii) AdForce has sole control of the defense and settlement of such claims and is not responsible for any settlement that it does not approve in writing; and (iii) 24/7 Media renders all assistance required. If an injunction is entered against 24/7 Media's use of the Client, AdForce will, at its option, (A) obtain a license permitting such use, (B) modify the Client to avoid the infringement, or (C) if it cannot reasonably do either of the foregoing, terminate 24/7 Media's access to the Client and this Agreement.

8. WARRANTY. 24/7 Media warrants that it is free to enter into this Agreement and that this Agreement constitutes the valid and binding obligation of 24/7 Media, enforceable in accordance with its terms. AdForce warrants that it is free to enter into and perform this Agreement and, except for events beyond AdForce's control, including but not limited to Internet service disruptions or access outages and other events of force majeure, (a) the AdForce service will conform in all material respects to the functionality described in Sections 1 and 2; (b) AdForce either owns, has, or will otherwise acquire the right (and will, during the term hereof maintain such right) to use all hardware and software components of the AdForce service, and will not infringe on any United States federal or state intellectual property rights of any third party.


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     [*]  CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED
          SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

          Y2K. AdForce warrants to 24/7 that without any requirement for any human intervention whatsoever (i) the overall operation, functions and performance of the AdForce system will employ in connection with its obligations under this Agreement (the "AdForce System") will be unaffected in any way by any date data, date setting, date value, date input or other date related data and any combination thereof (collectively with records using such data, the "DATE DATA"), whether falling on, after or before September 9, 1999, December 31, 1999 or January 1, 2000 (collectively, the "MILLENNIUM DATES"); (ii) the AdForce System will correctly and accurately, without human intervention, store, define, merge, archive, display, recognize, return, manage, extract, support, calculate, compare, manipulate, interpret, sort, accept, sequence, tag, present and conduct any other operation or process on, any Date Data, will not abnormally end as a result of Date Data, will not result in or cause logical or mathematical errors or inconsistencies in any user-interface functionalities or otherwise, and will move backwards and forwards across Date Data without error relating to or occasioned by Date Data; and (iii) the AdForce System shall correctly accommodate same century and multi-century formulas in data calculations, shall process two digit century Date Data and the fields assigned special values in a manner that correctly resolves any ambiguities as to intended century date and shall correctly reflect each century in Date Data values and Date Data interface values, and the AdForce System does and will have the ability to properly interface with internal and external applications or systems of third parties with whom AdForce exchanges data electronically, including vendors, suppliers, customers, banks and governmental agencies. AdForce warrants to 24/7 that the AdForce System shall conform to the warranties in this SECTION from and at all times during the term of this Agreement, before, on or after a Millennium Date, regardless of whether 24/7 uses the AdForce System on, before or after a Millennium Date.

     EXCEPT AS SPECIFIED IN THIS SECTION 8, ADFORCE HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT, IN CONNECTION WITH THIS AGREEMENT.

9. LIABILITY. EXCEPT IN CASES OF WILLFUL MISCONDUCT, NEITHER PARTY WILL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL OR EXEMPLARY DAMAGES, EVEN IF IT HAS BEEN WARNED OF THE POSSIBILITY OF SUCH DAMAGES.

10. TERMINATION. The term of this Agreement is as described in Exhibit A. Either party may terminate this Agreement in the event that the other party ceases to do business, or undergoes a bankruptcy or insolvency proceeding, or an assignment for the benefit of creditors. Upon the expiration or termination of this Agreement for any reason, the parties will use best efforts to effect an orderly transition of 24/7 Media to another ad serving solution, and each party will return all Confidential Information of the other party in its possession. All accrued payment obligations of 24/7 Media shall survive expiration or termination of the Agreement, as shall the parties' rights and obligations under Sections 4 through 9, Sections 11 through 13, and Sections 15 and 16.

11. ASSIGNMENT. This Agreement is not assignable or transferable by either party without the prior written consent of the other party, except that a party may assign the Agreement (a) by operation of law, or (b) to any entity acquiring substantially all of assignor's assets. 24/7 Media specifically consents to AdForce's March/April 1999 reincorporation into Delaware.

12. PAYMENT TERMS. 24/7 Media shall pay to AdForce the dollar amounts determined from the pricing schedule set forth in Exhibit A within [*] ([*]) days from date of invoice. All payments to AdForce shall be remitted in U. S. Dollars. Fees for the AdForce service are subject to change at the expiration of the initial Term and upon renewal of this Agreement.

13. GENERAL. This Agreement is the complete and exclusive statement of the mutual understanding of the parties and supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement. No failure or delay in exercising any right hereunder will operate as a waiver thereof, nor will any partial exercise of any right or power hereunder preclude further exercise. Any waivers or amendments shall be effective only if made in writing. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by the law of the State of New York without regard to the conflicts of law provisions thereof. The prevailing party in any action to enforce this Agreement will be entitled to recover its attorney's fees and costs in connection with such action. Nothing contained herein shall be construed as establishing a partnership, joint venture, employment or other business relationship between the parties hereto other than that of independent contractors. This Agreement may be executed in counterparts.

14. SERVICE GUARANTEES. 24/7 Media may demand "make-goods," (free ad deliveries for ads not delivered during down times exceeding the allowable amounts) for: (i) failure of ad delivery to maintain [*]% up time, calculated on a


                                     Page 3 of 6

     [*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

     calendar monthly basis, for four (4) consecutive calendar months; (ii) failure of the AdForce administration system to maintain [*]% up time, excluding reasonable scheduled downtime and events beyond AdForce's reasonable control, calculated on a calendar monthly basis, for four (4) consecutive calendar months; (iii) failure to maintain average AdForce ad selector internal response time for ad delivery at equal to or less than [*] ([*]) milliseconds, calculated on a calendar monthly basis, for four
     (4) consecutive months; (iv) persistent documented failure of AdForce's customer support to 24/7 Media over four (4) consecutive calendar months; and (v) AdForce's failure to provide technical support for any period in excess of [*] ([*]) consecutive business days.

15. NON-SOLICITATION. For a period commencing on the date hereof and terminating [*] ([*]) months after the end of the Term, neither party may solicit employees of the other, nor hire any employees or ex-employees of the other within sixty (60) days following termination of employment with the other party. Further, during the Term hereof, AdForce agrees not to solicit Web sites in the 24/7 network for any purpose, including the providing of ad serving services or for purchasing registration or other data, without the written consent of 24/7 Media.

16. DISPUTE RESOLUTION. Any controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled exclusively by arbitration, and neither party shall under any circumstance cease performance of its obligations under the Agreement notwithstanding any alleged breach by the other. Such arbitration shall be conducted before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The arbitration shall take place in Palo Alto, California, if commenced by 24/7 Media and in New York, New York, if commenced by AdForce. Judgment may be entered on the arbitrator's award in any court having jurisdiction, and the parties irrevocably consent to the jurisdiction of the California and New York courts for that purpose. The parties waive personal service in connection with any such arbitration; any process or other papers under this provision may be served outside California or New York by registered mail, return receipt requested, or by personal service, provided a reasonable time for appearance or response is allowed. The decision of the arbitrator shall be final and binding on the parties. The parties shall equally divide all costs of the American Arbitration Association and the arbitrator. Each party shall bear its own legal fees in any dispute. The arbitrator may grant injunctive or other relief.

17. INTERNATIONAL SUPPORT. AdForce is presently serving ads for 24/7 Media Europe Ltd. out of its data center in California pursuant to a contract with Euroserve Media GmbH. , AdForce will make every commercially reasonable effort to ensure adequate support of 24/7 Media in Europe. AdForce shall supplys such services under direct contract with 24/7 Media Europe Ltd. and shall provide such services on a most favored nation basis for contracts entered into for ad delivery in Europe.

18. PUBLICITY AdForce and 24/7 agree to consult with one another prior to making any disclosures, publicly or privately, about this Agreement. AdForce and 24/7 agree that neither party shall issue a press release announcing this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of January 1, 1999 (the "Effective Date").

By:     /s/                             Accepted:  /s/
       -------------------------                  -----------------------------

Print Name:  C. Andrew Johns            Name:      Rex S. Jackson
            --------------------                  -----------------------------

Title:       EVP & CFO                  Title:      VP/GC
            --------------------                  -----------------------------

Company:  24/7 Media, Inc.              Imgis, Inc., d/b/a "AdForce"


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     [*]  CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED
          SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                     EXHIBIT A

                              REPORTING AND TARGETING

     REPORTS AVAILABLE - The following reports are currently available in the AdForce service:

AdForce Reporting

The following reports are currently available with all levels of the AdForce service:


 NETWORK REPORTS                WEBSITE REPORTS                         ADVERTISER REPORTS
------------------------------------------------------------------------------------------------------
 Daily Campaign Details         Activity by Advertiser                  Campaign On-line Summary
 Daily Campaign Summary         Activity by Area Code                   Summary by Area Code
 Monthly Billing Report         Activity by Browser                     Summary by Banner
 Summary by Advertiser          Activity by Content Unit                Summary by Browser
 Summary by Area Code           Activity by Country                     Summary by Category
 Summary by Browser             Activity by Date                        Summary by Country
 Summary by Category            Activity by Domain                      Summary by Date
 Summary by Country             Activity by Keyword                     Summary by Domain
 Summary by Date                Activity by Hour                        Summary by Hour
 Summary by Domain              Activity by Operating System            Summary by Operating System
 Summary by Hour                Activity by Pay Type                    Summary by Service Provider
 Summary by Operating System    Activity by Service Provider            Summary by SIC Code
 Summary by Payment Type        Activity by SIC Code                    Summary by Website
 Summary by Service Provider    Website Revenue                         Campaign Summary
 Summary by SIC Code                                                    Monthly Billing Report
 Summary by Website
 Website Revenue

     ALL OTHER REPORTS CURRENTLY PROVIDED BY ADFORCE TO 24/7 MEDIA.

     ADFORCE TARGETING CAPABILITIES - The ADFORCE service includes targeting on the following parameters, when ADFORCE databases allow the parameter to be resolved:

     - BROWSER TYPE - Different campaigns can be delivered to visitors of different browsers.
     - OPERATING SYSTEM - Different campaigns can be delivered to visitors with different operating systems
     - DOMAIN TYPE - Different campaigns can be delivered to visitors from different domain types.
     - SERVICE PROVIDER - Different campaigns can be delivered to visitors with different ISPs.
     - TELEPHONE AREA CODE - Different ads can be delivered to visitors in different area codes.
     - SIC CODE - Different ads can be delivered to visitors working for companies with different SIC codes.
     - COUNTRY - Different campaigns can be delivered to visitors from different countries.
     - FREQUENCY - An advertisement can be shown a specified number of times to each visitor.
     - SEQUENCE - A series of advertisements can be shown in sequence to a visitor.
     - KEYWORDS - Advertisements can be targeted on the basis of a search word or phrase.
     - SITE DATA - Ads can be targeted on the basis of a site's data (i.e. with registered users).

     - DAY / DATE / TIME OF DAY - Ads can be scheduled to run during specific times and on specific days.
     -    CONTENT AREA - Ads can be targeted to a specific area of a site.


     TERM; LEVEL OF SERVICE. The initial term ("Term") shall commence on the Effective Date and end on the fifth (5th) anniversary of such date; provided, however, that at any time 24/7 Media may terminate this Agreement for any reason, or for no reason, by giving AdForce three (3) months prior written notice of its election to terminate. 24/7 Media may renew this Agreement for subsequent one (1) year terms by giving written notice to AdForce within ninety (90) days from expiration of the Term, or any renewal term.

     24/7 Media agrees to pay AdForce for all Impressions delivered through the AdForce service after the Effective Date at the applicable rate set forth below, which shall be subject to change upon renewal of this Agreement.

                                           ADFORCE SERVICE
                 ----------------------------------------------
                 Campaign Management    Scheduling
                 Features               Delivery
                                        Inventory Forecast
                                        Reporting
                                        Targeting
                 ----------------------------------------------
                 Auditing               Free monthly audit



           -------------------------------------------------------------
                                CPMs for Ad Delivery
           -------------------------------------------------------------
                          1/1/99-3/31/99:  all ads, [*]
           -------------------------------------------------------------
                      On or after 4/1/99:  first [*] ads, [*]
           -------------------------------------------------------------
                              Remainder of term:    [*]
           -------------------------------------------------------------

- Beginning April 1, 1999: Buttons (ad size limit [*] kilobytes) will be $[*] CPM. House ads and unpaid ads that are redirected will be $[*]
     CPM, subject to a maximum cap of [*] percent ([*]%) of volume in any given month; any excess will be billed at $[*] CPM. Unpaid ads that are served directly will be $[*] CPM, subject to a maximum cap of [*] percent ([*]%) of volume in any given month; any excess will be billed at $[*] CPM.
- AdForce pricing and fees for processing and delivering demographically targeted advertising via TARGETFORCE or for AdForce's TRACKFORCE product are not included in the above pricing and will be covered in a separate agreement.
- AdForce will use commercially reasonable efforts to accommodate 24/7 Media's requests for custom reports. If the parties agree to one or more custom reports, AdForce shall develop such report(s) at the rate of $[*] per hour, plus direct out-of-pocket expenses. Should 24/7 Media make a request for any such custom work, AdForce shall first prepare a written quote for such work for 24/7 Media's review and approval. There may also be additional charges for other reports that AdForce adds to its service in the future.
- At 24/7 Media's request, AdForce will supply on-site training to 24/7 Media personnel at the rate of $[*] per day, plus reasonable travel and out-of-pocket expenses.
- An additional $[*] per thousand Impressions will be applied for each [*] kilobytes (or fraction thereof) that the average size of advertisements placed by 24/7 Media through the AdForce service in a calendar month exceeds [*] kilobytes.


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     [*]  CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED
          SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

ADFORCE-TM- SERVICE AGREEMENT                               24/7 Media Agreement
--------------------------------------------------------------------------------